Filed pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-194765 and 333-194765-05

SUBJECT TO COMPLETION — DATED AUGUST 4, 2015

$1,173,340,000 Automobile Receivables Backed Notes

AmeriCredit Automobile Receivables Trust 2015-3

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

Supplement, dated August 4, 2015 (subject to completion)

to

Prospectus Supplement, dated July 30, 2015 (subject to completion)

to

Prospectus, dated June 24, 2014

This Supplement revises, and should be read in conjunction with the Prospectus Supplement, dated July 30, 2015 (subject to completion), and the Prospectus, dated June 24, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, or the prospectus supplement or the prospectus to which it relates, is truthful or complete. Any representation to the contrary is a criminal offense.

The depositor (the “registrant”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this supplement to prospectus supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents the registrant has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

Joint Bookrunners

Barclays	Citigroup	RBC Capital Markets	RBS

Co-Managers solely with respect to the Class A Notes

Deutsche Bank Securities	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

The Prospectus Supplement referenced above is hereby revised as follows:

Front Cover Page:

•	The total initial principal amount of the Notes indicated on the top line of the front cover page should read:

$1,173,340,000.

•	The first table on the front cover page should read:

		Principal Amount	Interest Rate	Final Scheduled Distribution Date	Price to Public(1)			Underwriting Discounts			Proceeds to Seller(2)
Class A-1 Notes		$230,000,000	___%	August 8, 2016		___	%		___	%		___	%
Class A-2-A Notes(3) Class A-2-B Notes(3)	}	$399,470,000	___% One-month LIBOR + ___%	January 8, 2019 January 8, 2019		___ ___	% %		___ ___	% %		___ ___	% %

Class A-3 Notes		$225,130,000	___%	March 9, 2020		___	%		___	%		___	%
Class B Notes		$92,070,000	___%	September 8, 2020		___	%		___	%		___	%
Class C Notes		$114,280,000	___%	March 8, 2021		___	%		___	%		___	%
Class D Notes		$112,390,000	___%	August 9, 2021		___	%		___	%		___	%

		$1,173,340,000			$			$			$

(1)	Plus accrued interest, if any, from August 13, 2015.
(2)	Before deducting expenses, estimated to be $850,000.
(3)	The allocation of the principal amount between the Class A-2-A Notes and the Class A-2-B Notes will be determined on or before the day of pricing.

Summary:

•	The tables under “Summary—Description of the Securities” should read:

Publicly Offered Notes

Class		Initial Note Principal Balance	Interest Rate	Final Scheduled Distribution Date
A-1		$230,000,000	____%	August 8, 2016
A-2-A(1) A-2-B(1)	}	$399,470,000	____% One-month LIBOR + ___%	January 8, 2019 January 8, 2019

A-3		$225,130,000	____%	March 9, 2020
B		$92,070,000	____%	September 8, 2020
C		$114,280,000	____%	March 8, 2021
D		$112,390,000	____%	August 9, 2021

(1)	The allocation of the principal amount between the Class A-2-A Notes and the Class A-2-B Notes will be determined on or before the day of pricing.

Non-Offered Notes

Class	Initial Note Principal Balance	Interest Rate		Final Scheduled Distribution Date
E	$26,660,000	___	%	December 8, 2022

•	The first bullet point under “Summary—Statistical Information” should read:

•

The statistical information in this prospectus supplement is based on the automobile loan contracts in the pool as of July 1, 2015. The statistical distribution of the characteristics of the automobile loan contract pool as of the cutoff date, which is August 5, 2015, will vary somewhat from the statistical distribution of those characteristics as of July 1, 2015, although the sponsor and the depositor do not expect that the variance will be material (except with respect to the percentage of automobile loan contracts that had been included in previous securitizations sponsored by AmeriCredit and were repurchased by AmeriCredit).

•	The third bullet point under “Summary—Statistical Information” should read:

•	Automobile loan contracts representing approximately 11% of the total aggregate principal balance of the automobile loan contracts in the statistical pool as of July 1, 2015 (or automobile loan contracts representing approximately 8% of the total aggregate principal balance of the automobile contracts as of the cutoff date) had been included in previous securitizations sponsored by AmeriCredit and were repurchased by AmeriCredit.

•	The first paragraph under “Summary—Credit Enhancement—Reserve Account” should read:

On the closing date, approximately $25,396,825 will be deposited into the reserve account, which is 2.0% of the expected initial aggregate principal balance of the automobile loan contracts.

•	The third paragraph under “Summary—Credit Enhancement—Reserve Account” should read:

On each distribution date, any excess cashflow will be deposited to the reserve account to maintain the amount on deposit at 2.0% of the initial aggregate principal balance of the automobile loan contracts (approximately $25,396,825); provided that the amount on deposit in the reserve account will not exceed the aggregate principal amount of the notes after giving effect to the payments described in clauses 1 through 18 under “—Payments” above.

•	The first sentence under “Summary—Redemption—Optional Redemption” should read:

On any distribution date on which the aggregate principal balance of the automobile loan contracts declines to 10% or less of the aggregate principal balance of the automobile loan contracts as of the cutoff date, which is expected to be approximately $126,984,127, the notes then outstanding may be redeemed in whole, but not in part, if the servicer or the depositor exercises its “clean-up call” option to purchase the automobile loan contract pool.

Risk Factors:

•	The fifth paragraph under “Risk Factors—We cannot predict the rate at which your notes will amortize.” should read:

Fifth, automobile loan contracts representing approximately 11% of the total aggregate principal balance of the automobile loan contracts in the statistical pool as of July 1, 2015 (or automobile loan contracts representing approximately 8% of the total aggregate principal balance of the automobile contracts as of the cutoff date) had been included in previous securitizations sponsored by AmeriCredit. These automobile loan contracts were repurchased by AmeriCredit and will likely amortize at a different rate than the other automobile loan contracts in the pool. Any difference in the rate of amortization of these automobile loan contracts will have a corresponding impact on the amortization of the notes.

The Issuing Entity:

•	The section “The Issuing Entity—Capitalization and Liabilities of the Issuing Entity” should read:

Capitalization and Liabilities of the Issuing Entity

The following table illustrates the expected assets of the issuing entity as of the closing date:

Aggregate Principal Balance of the Automobile Loan Contracts	$1,269,841,269.84
Reserve Account	$25,396,825.40

The following table illustrates the expected liabilities of the issuing entity as of the closing date:

Class A-1 Notes	$230,000,000
Class A-2 Notes	$399,470,000
Class A-3 Notes	$225,130,000
Class B Notes	$92,070,000
Class C Notes	$114,280,000
Class D Notes	$112,390,000
Class E Notes	$26,660,000

Total	$1,200,000,000

The issuing entity’s fiscal year ends on December 31.

The Automobile Loan Contracts:

•	The second bullet point of the first paragraph under “The Automobile Loan Contracts—Composition” should read:

As of the cutoff date, the automobile loan contracts are expected to have an aggregate Principal Balance of at least $1,269,841,269.84.

•	The second paragraph under “The Automobile Loan Contracts—Composition” should read:

AmeriCredit will acquire additional automobile loan contracts after the statistical calculation date but prior to the cutoff date, which is August 5, 2015. In addition, some amortization of the automobile loan contracts will have occurred since the statistical calculation date and some automobile loan contracts included as of the statistical calculation date will have prepaid in full or have been determined not to meet the eligibility requirements regarding automobile loan contracts and therefore will not be included in the automobile loan contract pool. As a result, the statistical distribution of characteristics of the automobile loan contract pool as of the cutoff date will vary somewhat from the statistical distribution of those characteristics as of the statistical calculation date, although the variance is not expected to be material (except with respect to the percentage of automobile loan contracts that had been included in previous securitizations sponsored by AmeriCredit and were repurchased by AmeriCredit).

•	The third paragraph under “The Automobile Loan Contracts—Composition” should read:

Automobile loan contracts representing approximately 11% of the total aggregate principal balance of the automobile loan contracts in the statistical pool as of July 1, 2015 (or automobile loan contracts representing approximately 8% of the total aggregate principal balance of the automobile contracts as of the cutoff date) had been included in previous securitizations sponsored by AmeriCredit and were repurchased by AmeriCredit. The pool of automobile loan contracts about which pool information is presented herein includes characteristics of such repurchased automobile loan contracts.

Yield and Prepayment Considerations:

•	The fourth bullet point under the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’ are based on ABS and were prepared using the following assumptions” should read:

the initial principal amount of the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes is equal to the initial principal amount set forth on the front cover of this prospectus supplement and the initial principal amount of the Class A-2-A Notes is $99,860,000, the Class A-2-B Notes is $299,610,000 and the Class E Notes is $26,660,000;

•	The table following the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’ are based on ABS and were prepared using the following assumptions” should read:

Pool	Aggregate Principal Balance	Gross APR	Assumed Cutoff Date	Remaining Term to Maturity (in Months)	Seasoning (in Months)
1	$30,397.22	12.931%	9/1/2015	22	2
2	$302,664.87	13.239%	9/1/2015	33	3
3	$1,485,343.54	13.025%	9/1/2015	45	3
4	$14,060,875.14	13.346%	9/1/2015	57	3
5	$175,803,250.26	12.411%	9/1/2015	69	3
6	$72,690.93	9.450%	8/1/2015	21	3
7	$1,403,970.10	12.718%	8/1/2015	33	4
8	$8,037,985.26	13.685%	8/1/2015	45	3
9	$67,435,627.90	13.570%	8/1/2015	57	3
10	$892,681,279.05	12.270%	8/1/2015	69	3
11	$4,292,327.22	16.498%	9/1/2015	9	57
12	$21,183,436.22	15.564%	9/1/2015	19	53
13	$2,253,484.93	15.738%	9/1/2015	26	46
14	$14,327,575.57	16.032%	8/1/2015	10	57
15	$61,542,136.04	15.500%	8/1/2015	18	53
16	$4,935,973.41	16.476%	8/1/2015	26	46

•	The tables captioned “Percent of Initial Note Principal Balance at Various ABS Percentages” should read as set forth in Appendix A to this Supplement.

Description of the Notes:

•	The first sentence under “Description of the Notes—Optional Redemption” should read:

On any distribution date on which the Pool Balance has declined to 10% or less of the aggregate Principal Balance of the automobile loan contracts as of the cutoff date, which is expected to be approximately $126,984,127, any notes that are still outstanding may be redeemed in whole, but not in part, as described in the accompanying prospectus under Description of the Transaction Documents—Termination.

Description of the Transaction Documents:

•	The first sentence of the last paragraph under “Description of the Transaction Documents— Distributions— Distribution Date Payments” should read:

Amounts that would remain on deposit in the reserve account on any distribution date that are in excess of the lesser of (i) 2.0% of the initial aggregate Principal Balance of the automobile loan contracts (approximately $25,396,825) and (ii) the aggregate principal balance of the notes after giving effect to all payments on that distribution date will be added to Available Funds and distributed in accordance with the priorities set forth above.

•	The first sentence of the first paragraph under “Description of the Transaction Documents—Credit Enhancement—Reserve Account” should read:

On the closing date, a reserve account will be established in the name of the trustee on behalf of the noteholders and an initial cash deposit of approximately $25,396,825, which is 2.0% of the expected initial aggregate Principal Balance of the automobile loan contracts, will be made to the reserve account.

Underwriting:

•	The table following the first paragraph under “Underwriting” should read:

	Principal Amount of Class A-1 Notes		Principal Amount of Class A-2-A Notes(1)	Principal Amount of Class A-2-B Notes(1)	Principal Amount of Class A-3 Notes		Principal Amount of Class B Notes		Principal Amount of Class C Notes		Principal Amount of Class D Notes
Barclays Capital Inc.	$		$	$	$		$		$		$
Citigroup Global Markets	$		$	$	$		$		$		$
RBC Capital Markets, LLC	$		$	$	$		$		$		$
RBS Securities Inc.	$		$	$	$		$		$		$
Deutsche Bank Securities Inc.	$		$	$	$		$		$		$
J.P. Morgan Securities LLC	$		$	$	$		$		$		$
Morgan Stanley & Co. LLC	$		$	$	$		$		$		$
Wells Fargo Securities, LLC	$		$	$	$		$		$		$

Total		$230,000,000	$	$		$225,130,000		$92,070,000		$114,280,000		$112,390,000

(1)	The allocation of the principal amount between the Class A-2-A Notes and the Class A-2-B Notes will be determined on or before the day of pricing. The aggregate principal amount of the Class A-2-A Notes and the Class A-2-B Notes is $399,470,000.

Glossary:

•	The definition of “Step-Down Amount” should read:

Step-Down Amount means, for any distribution date, the excess, if any, of:

(1)	the Required Pro Forma Note Balance;

minus

(2)	the Pro Forma Note Balance on the distribution date, for this purpose only calculated without deduction for any Step-Down Amount - i.e., with the assumption that the entire amount described in clause (1) of the definition of Principal Distributable Amount is distributed as principal on the notes;

provided, however, that the Step-Down Amount in no event may exceed the amount that would reduce the positive difference, if any, of the Pool Balance minus the Pro Forma Note Balance, to an amount less than approximately $6,349,206.35, which is 0.50% of the expected initial Pool Balance.

Appendix A

Percent of Initial Note Principal Balance at Various ABS Percentages

	Class A-1 Notes				Class A-2 Notes
Distribution Date	0.50%	1.00%	1.50%	2.00%	0.50%	1.00%	1.50%	2.00%
Closing Date	100	100	100	100	100	100	100	100
09/8/15	88	85	81	50	100	100	100	100
10/8/15	73	67	59	19	100	100	100	100
11/8/15	59	50	37	0	100	100	100	99
12/8/15	44	33	15	0	100	100	100	88
01/8/16	30	15	0	0	100	100	97	78
02/8/16	15	0	0	0	100	99	85	68
03/8/16	1	0	0	0	100	90	76	61
04/8/16	0	0	0	0	94	84	69	53
05/8/16	0	0	0	0	89	77	62	46
06/8/16	0	0	0	0	84	71	54	39
07/8/16	0	0	0	0	79	65	48	32
08/8/16	0	0	0	0	74	59	41	26
09/8/16	0	0	0	0	69	54	35	19
10/8/16	0	0	0	0	64	48	29	12
11/8/16	0	0	0	0	60	43	23	6
12/8/16	0	0	0	0	55	37	18	0
01/8/17	0	0	0	0	50	32	12	0
02/8/17	0	0	0	0	45	26	7	0
03/8/17	0	0	0	0	41	22	1	0
04/8/17	0	0	0	0	37	17	0	0
05/8/17	0	0	0	0	33	12	0	0
06/8/17	0	0	0	0	29	8	0	0
07/8/17	0	0	0	0	25	4	0	0
08/8/17	0	0	0	0	22	0	0	0
09/8/17	0	0	0	0	18	0	0	0
10/8/17	0	0	0	0	14	0	0	0
11/8/17	0	0	0	0	10	0	0	0
12/8/17	0	0	0	0	6	0	0	0
01/8/18	0	0	0	0	3	0	0	0
02/8/18	0	0	0	0	0	0	0	0
03/8/18	0	0	0	0	0	0	0	0
04/8/18	0	0	0	0	0	0	0	0
05/8/18	0	0	0	0	0	0	0	0
06/8/18	0	0	0	0	0	0	0	0
07/8/18	0	0	0	0	0	0	0	0
08/8/18	0	0	0	0	0	0	0	0
09/8/18	0	0	0	0	0	0	0	0
10/8/18	0	0	0	0	0	0	0	0
11/8/18	0	0	0	0	0	0	0	0
12/8/18	0	0	0	0	0	0	0	0
01/8/19	0	0	0	0	0	0	0	0
02/8/19	0	0	0	0	0	0	0	0
03/8/19	0	0	0	0	0	0	0	0
04/8/19	0	0	0	0	0	0	0	0
05/8/19	0	0	0	0	0	0	0	0
06/8/19	0	0	0	0	0	0	0	0
07/8/19	0	0	0	0	0	0	0	0
08/8/19	0	0	0	0	0	0	0	0
09/8/19	0	0	0	0	0	0	0	0
10/8/19	0	0	0	0	0	0	0	0
11/8/19	0	0	0	0	0	0	0	0
12/8/19	0	0	0	0	0	0	0	0
01/8/20	0	0	0	0	0	0	0	0
02/8/20	0	0	0	0	0	0	0	0
03/8/20	0	0	0	0	0	0	0	0
04/8/20	0	0	0	0	0	0	0	0
05/8/20	0	0	0	0	0	0	0	0
06/8/20	0	0	0	0	0	0	0	0
07/8/20	0	0	0	0	0	0	0	0
08/8/20	0	0	0	0	0	0	0	0
09/8/20	0	0	0	0	0	0	0	0
10/8/20	0	0	0	0	0	0	0	0
11/8/20	0	0	0	0	0	0	0	0
Weighted Average Life to Call (Years)	0.33	0.28	0.23	0.13	1.49	1.19	0.95	0.76
Weighted Average Life to Maturity (Years)	0.33	0.28	0.23	0.13	1.49	1.19	0.95	0.76

A-1

Appendix A

Percent of Initial Note Principal Balance at Various ABS Percentages

	Class A-3 Notes				Class B Notes
Distribution Date	0.50%	1.00%	1.50%	2.00%	0.50%	1.00%	1.50%	2.00%
Closing Date	100	100	100	100	100	100	100	100
09/8/15	100	100	100	100	100	100	100	100
10/8/15	100	100	100	100	100	100	100	100
11/8/15	100	100	100	100	100	100	100	100
12/8/15	100	100	100	100	100	100	100	100
01/8/16	100	100	100	100	100	100	100	100
02/8/16	100	100	100	100	100	100	100	100
03/8/16	100	100	100	100	100	100	100	100
04/8/16	100	100	100	100	100	100	100	100
05/8/16	100	100	100	100	100	100	100	100
06/8/16	100	100	100	100	100	100	100	100
07/8/16	100	100	100	100	100	100	100	100
08/8/16	100	100	100	100	100	100	100	100
09/8/16	100	100	100	100	100	100	100	100
10/8/16	100	100	100	100	100	100	100	100
11/8/16	100	100	100	100	100	100	100	100
12/8/16	100	100	100	99	100	100	100	100
01/8/17	100	100	100	88	100	100	100	100
02/8/17	100	100	100	77	100	100	100	100
03/8/17	100	100	100	66	100	100	100	100
04/8/17	100	100	93	55	100	100	100	100
05/8/17	100	100	84	45	100	100	100	100
06/8/17	100	100	75	35	100	100	100	100
07/8/17	100	100	66	25	100	100	100	100
08/8/17	100	99	57	15	100	100	100	100
09/8/17	100	91	49	6	100	100	100	100
10/8/17	100	83	40	0	100	100	100	91
11/8/17	100	76	32	0	100	100	100	69
12/8/17	100	68	24	0	100	100	100	47
01/8/18	100	61	16	0	100	100	100	26
02/8/18	98	54	8	0	100	100	100	5
03/8/18	91	47	1	0	100	100	100	0
04/8/18	85	40	0	0	100	100	83	0
05/8/18	78	33	0	0	100	100	66	0
06/8/18	72	26	0	0	100	100	48	0
07/8/18	65	19	0	0	100	100	31	0
08/8/18	58	12	0	0	100	100	15	0
09/8/18	52	6	0	0	100	100	0	0
10/8/18	45	0	0	0	100	99	0	0
11/8/18	39	0	0	0	100	83	0	0
12/8/18	32	0	0	0	100	67	0	0
01/8/19	26	0	0	0	100	52	0	0
02/8/19	19	0	0	0	100	37	0	0
03/8/19	13	0	0	0	100	23	0	0
04/8/19	6	0	0	0	100	8	0	0
05/8/19	0	0	0	0	100	0	0	0
06/8/19	0	0	0	0	84	0	0	0
07/8/19	0	0	0	0	68	0	0	0
08/8/19	0	0	0	0	53	0	0	0
09/8/19	0	0	0	0	38	0	0	0
10/8/19	0	0	0	0	22	0	0	0
11/8/19	0	0	0	0	7	0	0	0
12/8/19	0	0	0	0	0	0	0	0
01/8/20	0	0	0	0	0	0	0	0
02/8/20	0	0	0	0	0	0	0	0
03/8/20	0	0	0	0	0	0	0	0
04/8/20	0	0	0	0	0	0	0	0
05/8/20	0	0	0	0	0	0	0	0
06/8/20	0	0	0	0	0	0	0	0
07/8/20	0	0	0	0	0	0	0	0
08/8/20	0	0	0	0	0	0	0	0
09/8/20	0	0	0	0	0	0	0	0
10/8/20	0	0	0	0	0	0	0	0
11/8/20	0	0	0	0	0	0	0	0
Weighted Average Life to Call (Years)	3.14	2.58	2.11	1.74	4.05	3.46	2.86	2.35
Weighted Average Life to Maturity (Years)	3.14	2.58	2.11	1.74	4.05	3.46	2.86	2.35

A-2

Appendix A

Percent of Initial Note Principal Balance at Various ABS Percentages

	Class C Notes				Class D Notes
Distribution Date	0.50%	1.00%	1.50%	2.00%	0.50%	1.00%	1.50%	2.00%
Closing Date	100	100	100	100	100	100	100	100
09/8/15	100	100	100	100	100	100	100	100
10/8/15	100	100	100	100	100	100	100	100
11/8/15	100	100	100	100	100	100	100	100
12/8/15	100	100	100	100	100	100	100	100
01/8/16	100	100	100	100	100	100	100	100
02/8/16	100	100	100	100	100	100	100	100
03/8/16	100	100	100	100	100	100	100	100
04/8/16	100	100	100	100	100	100	100	100
05/8/16	100	100	100	100	100	100	100	100
06/8/16	100	100	100	100	100	100	100	100
07/8/16	100	100	100	100	100	100	100	100
08/8/16	100	100	100	100	100	100	100	100
09/8/16	100	100	100	100	100	100	100	100
10/8/16	100	100	100	100	100	100	100	100
11/8/16	100	100	100	100	100	100	100	100
12/8/16	100	100	100	100	100	100	100	100
01/8/17	100	100	100	100	100	100	100	100
02/8/17	100	100	100	100	100	100	100	100
03/8/17	100	100	100	100	100	100	100	100
04/8/17	100	100	100	100	100	100	100	100
05/8/17	100	100	100	100	100	100	100	100
06/8/17	100	100	100	100	100	100	100	100
07/8/17	100	100	100	100	100	100	100	100
08/8/17	100	100	100	100	100	100	100	100
09/8/17	100	100	100	100	100	100	100	100
10/8/17	100	100	100	100	100	100	100	100
11/8/17	100	100	100	100	100	100	100	100
12/8/17	100	100	100	100	100	100	100	100
01/8/18	100	100	100	100	100	100	100	100
02/8/18	100	100	100	100	100	100	100	100
03/8/18	100	100	100	88	100	100	100	100
04/8/18	100	100	100	73	100	100	100	100
05/8/18	100	100	100	56	100	100	100	100
06/8/18	100	100	100	39	100	100	100	100
07/8/18	100	100	100	23	100	100	100	100
08/8/18	100	100	100	7	100	100	100	100
09/8/18	100	100	99	0	100	100	100	92
10/8/18	100	100	86	0	100	100	100	0
11/8/18	100	100	74	0	100	100	100	0
12/8/18	100	100	61	0	100	100	100	0
01/8/19	100	100	48	0	100	100	100	0
02/8/19	100	100	35	0	100	100	100	0
03/8/19	100	100	22	0	100	100	100	0
04/8/19	100	100	10	0	100	100	100	0
05/8/19	100	95	0	0	100	100	98	0
06/8/19	100	84	0	0	100	100	87	0
07/8/19	100	73	0	0	100	100	0	0
08/8/19	100	62	0	0	100	100	0	0
09/8/19	100	50	0	0	100	100	0	0
10/8/19	100	38	0	0	100	100	0	0
11/8/19	100	27	0	0	100	100	0	0
12/8/19	93	15	0	0	100	100	0	0
01/8/20	81	4	0	0	100	100	0	0
02/8/20	69	0	0	0	100	93	0	0
03/8/20	55	0	0	0	100	0	0	0
04/8/20	41	0	0	0	100	0	0	0
05/8/20	27	0	0	0	100	0	0	0
06/8/20	13	0	0	0	100	0	0	0
07/8/20	1	0	0	0	100	0	0	0
08/8/20	0	0	0	0	88	0	0	0
09/8/20	0	0	0	0	0	0	0	0
10/8/20	0	0	0	0	0	0	0	0
11/8/20	0	0	0	0	0	0	0	0
Weighted Average Life to Call (Years)	4.64	4.11	3.43	2.81	5.06	4.56	3.89	3.15
Weighted Average Life to Maturity (Years)	4.64	4.11	3.43	2.81	5.27	4.90	4.18	3.36

A-3